Exhibit 99.1

Statement from Beneficient Regarding the Passing of Thomas O. Hicks

DALLAS, December 10, 2025 — Beneficient (NASDAQ: BENF) (the “Company”) is deeply saddened to announce the passing of Thomas O. Hicks, Chairman of its Board of Directors (the “Board”), on Saturday, December 6, 2025, at the age of 79.

Mr. Hicks was a legendary figure in American business, a pioneer in private equity, and a dedicated leader who brought extraordinary vision, discipline, and experience to Beneficient.

●	A Private Equity Pioneer: Mr. Hicks co-founded Hicks & Haas in 1984 and Hicks, Muse, Tate & Furst in 1989, helping to reshape the private equity landscape with his “buy and build” strategy.

●	A Legacy of Leadership: He served on the Beneficient Board since 2017 and was appointed Chairman in July 2025, providing his decades of seasoned leadership to help guide the Company’s strategic direction.

●	A Visionary for Dallas: Beyond his corporate achievements, Mr. Hicks had a profound impact on the city of Dallas and the State of Texas, including ownership of the Dallas Stars and Texas Rangers and playing a central role in developing the American Airlines Center and serving as the founding Chairman of the University of Texas Investment Management Company.

The entire Beneficient community extends its deepest sympathies to the Hicks family and loved ones and is profoundly grateful for Tom’s leadership and service.

Beneficient’s Board and management team are committed to honoring his legacy by continuing to execute the Company’s mission with the vision and courage Mr. Hicks exemplified.

Mr. Hicks’ obituary can be found here.

About Beneficient

Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to democratize the global alternative asset investment market by providing traditionally underserved investors − mid-to-high net worth individuals, small-to-midsized institutions and General Partners seeking exit options, anchor commitments and valued-added services for their funds − with solutions that could help them unlock the value in their alternative assets. Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.

For more information, visit www.trustben.com or follow us on LinkedIn.

Contacts

Investors:

Matt Kreps/214-597-8200/mkreps@darrowir.com

Michael Wetherington/214-284-1199/mwetherington@darrowir.com

investors@beneficient.com